Exhibit 99.1
Q2 2007 Conference Call Script
July 25, 2007 1:00 PM
DAN GREENFIELD:
Thank you. Good afternoon and welcome to Allegheny Technologies’ earnings conference call for the second quarter 2007.
This conference call is being broadcast live on our website at alleghenytechnologies.com and on CCBN.com. Members of the media have been invited to listen to this call.
Participating in the conference call today are Pat Hassey, Chairman, President and Chief Executive Officer, and Rich Harshman, Executive Vice President, Finance and Chief Financial Officer.
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements made this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially. Here is Pat Hassey.

PAT HASSEY:
Thanks, Dan, and thanks, everyone... for joining us today.
ATI’s diversified global markets, broad product offerings, and operational execution delivered another quarter of profitable growth in sales and earnings. Sales increased nearly 22% compared to the second quarter 2006, and net income increased 43% to $2.00 per share.
Segment operating profit was over 24% of sales.
We remained focused on our performance and execution, resulting in first-half gross cost reductions totaling $54 million. That puts us on track to meet or exceed our full year 2007 gross cost reduction goal of $100 million.
Financial metrics were solid:
•	Return on capital employed was 36%;

•	Return on stockholder’s equity was 49%;

•	And, net debt to total capitalization is now under 1%.

Cash flow from operations during the first half was $187 million even with:
•	Further investments of $319 million in managed working capital.
In addition, year-to-date capital expenditures totaled $152 million.
Cash on hand was $530 million at the end of the second quarter.
We plan to invest about $450 million in 2007 for capital projects that support our growth objectives, and reduce our costs. These investments include new titanium sponge capacity, new titanium and nickel-based alloy melt capacity, new plate capacity, and improved rolling capabilities in flat-rolled products. These capital projects are all self-funded.
To further strengthen our balance sheet, we are in the process of replacing our existing $325 million secured domestic revolving credit facility with a new $400 million unsecured domestic revolving credit facility. We are pleased that this new credit facility has been extremely well received by our bank group, and the new facility should be in place by the end of July. The new credit facility provides ATI with reduced letter of credit and borrowing rates, and removes an impediment to ATI regaining an investment grade corporate credit rating.

Turning to our Markets:
ATI’s key growth markets remain strong. Over 63% of year-to-date sales were generated by the aerospace and defense, chemical process industry, oil and gas, and electrical energy markets.
•	Over 25% of ATI’s year-to-date sales were either exports from our U.S. operations or produced by our non-U.S. facilities. We believe this number would at least double if it included export sales of products made by our U.S. customers containing ATI’s specialty metals. In other words, we think global markets drive nearly one-half of ATI sales. For example, the current robust commercial aerospace demand is non-U.S.-centric. In addition, U.S. fabricators that use our specialty metals are selling to international infrastructure markets. ATI is becoming more global. We have spread our market risk, so we are not as dependent on the US economy as in the past.

Here is more detail on ATI’s largest market: aerospace and defense. We think we have good visibility into the demand from the aerospace market, and we believe ATI is very well positioned to benefit from exciting growth prospects from the aerospace and defense market for many years. Two events occurred recently that reinforce this outlook:
1.	ATI had a very busy Paris Air Show and got a lot of business done. We had people from our domestic and international operations at the air show selling our titanium products, our nickel-based alloys and superalloys, our flat-rolled products, and our cutting tools. We came away with additional orders and are excited about the robust build rate announcements from our airframe and jet engine customers.

2.	On July 8, Tom Williams, the president of ATI Allvac, and I attended the debut of Boeing’s 787 Dreamliner. One encounter is worth sharing:
•	Tom and I were standing next to the first 787 Dreamliner talking to one of the key executives who is in charge of the Dreamliner program. Of course, we were talking about titanium. The Boeing executive said me, “Pat would you like me to point out where we use titanium on the 787?” I said absolutely. He then moved his arms in a grand sweeping motion and said, “all over, it’s all over the plane.”
We are optimistic about this aerospace cycle, this industry, and particularly ATI and our potential for growth in airframe and jet engines.

While on the subject of aerospace growth, ATI’s strategic capital projects remain on track and are expected to contribute significant profitable growth.
•	12 titanium sponge reduction furnaces are now operating at our Albany, OR facility. This brings our current annual aerospace quality titanium sponge production capacity to approximately 16 million pounds.

•	The next phase of the Albany sponge expansion is on schedule and we expect to achieve a 22 million pound annual rate of capacity by the first half 2008.

•	We remain on schedule to begin producing premium-grade titanium sponge, at our Rowley, UT facility by the end of 2008.

•	Our titanium melt expansion is also on schedule. Our third PAM (Plasma Arc Melt) furnace is in its qualification phase. We expect this furnace to be qualified and in commercial operation in this quarter. We also expect 4 additional VAR (Vacuum Arc Remelt) furnaces to be qualified and in commercial production by the end of this year and early in 2008.

•	On the mill products finishing side, the expansion of our titanium and specialty plate finishing facility located in Washington, PA is progressing on schedule. The completion of this project is expected in June 2008.
We saw the benefits of our strategic growth initiatives as total shipments of ATI’s titanium products were 8.8 million pounds in the second quarter, nearly 14% higher than the second quarter 2006 and 2% higher than the first quarter 2007. This includes titanium product shipments by both our High Performance Metals and Flat-Rolled Products segments.
In addition, shipments from our Uniti Titanium joint venture were strong during the second quarter. Uniti supplies the global industrial markets, specifically excluding the aerospace and defense, and medical markets. As a reminder, ATI converts semi-finished titanium products into titanium mill products for Uniti. Shipments of conversion titanium are not included in our reported shipment numbers. ATI converted well over one million pounds of titanium mill products for Uniti in the second quarter 2007. So, all together, ATI shipped 10 million pounds of titanium mill products in the second quarter.

Turning to our individual segment performance, first, High Performance Metals:
Sales were $558 million and operating profit was over 32% of sales. Segment operating profit of $180 million was near our record level of $182 million. Segment operating profit as a percentage of sales was down a few basis points from the previous quarter primarily from a product mix which contained more of our nickel-based alloys and specialty alloys.
Sales of our premium titanium alloys and nickel-based superalloys remained strong to jet engine customers for both OEM applications and spare parts. The aftermarket spare parts business at our jet engine customers is growing due to replacement of jet engine rotating parts made from premium titanium alloys and nickel-based superalloys. This results from the total number of airplanes in the sky that are flying and the high utilization of aircraft.
On the airframe side, sales of our titanium alloys to airframe customers continued to grow with second quarter shipment volumes 43% higher than the first quarter 2007.
Our exotic alloys shipments grew by nearly 40% compared to last year’s second quarter with increasing demand from the chemical process industry and the nuclear electrical energy markets.

During each quarter’s conference call, I like to emphasize one area of our business. Today I will highlight the success of our Flat-Rolled Products segment.
Our Flat-Rolled Products segment has been transformed into a highly profitable diversified specialty metals business. Second quarter 2007 sales were approximately $805 million and operating profit reached a record $166 million, or nearly 21% of sales, even while total shipments were comparatively low. Reflect on that. For those who have covered this company for several years ask yourself, “How much would the flat-rolled business have made in such an environment 4 years ago?”
Here are some points to consider about the transformation of our Flat-Rolled Products segment:
•	Productivity has improved by over 40% since 2004.

•	Gross cost reductions have totaled nearly $300 million during the same period.

•	New capital investments are paying off with improved yields and reduced costs.

•	We decoupled product pricing from base stainless sheet, and are more focused on key global growth markets, specifically chemical process industry, oil and gas, electrical energy, and aerospace and defense, which together accounted for nearly 50% of year-to-date segment sales. As a result, sales of our specialty and titanium sheet and strip, specialty plate, and grain-oriented silicon electrical steel account for about two thirds of this segment’s profitability.

In addition, substitution to lower nickel-bearing alloys continued to accelerate during the second quarter.
•	Many customers in a variety of consumer durable, capital goods, and non-residential construction markets recognize the benefits of our AL 201HP™ alloy and our duplex alloys, particularly our AL 2003™ lean duplex alloy.

•	Interest in alloy substitution to lower nickel-bearing alloys remains high and we continue to pursue numerous opportunities with existing and new customers who are considering the switch due to high and volatile raw materials costs.
Raw material prices, particularly nickel, have indeed been volatile. As the second quarter ended, nickel prices on the LME began what we think is a long-overdue correction. As we have been saying since the run up in nickel began last year, there has never been a shortage of nickel units. We believe the price of nickel is correcting more as a result of LME trading dynamics, and less influenced by any pull back on consumption of stainless steel. At today’s LME cash price of $14.50, nickel still remains very high by any historical comparison. This is indicative of a market still demanding high levels of usage.
Many direct customers and distributors have been waiting for nickel to stabilize, thus they purchase only what is necessary. Some customers have pushed out, but not cancelled, projects. Inventory levels at our direct customers and inventory levels at our service center customers are low and should be getting tighter in the next few months. Importantly, according to published information, most global stainless steel producers seem to be demonstrating self-discipline by reducing production and not building inventory.
So, we expect key growth markets in our Flat-Rolled Products segment to remain strong in 2007, and we also expect orders and shipments of stainless to improve once the price of nickel stabilizes.

Moving to our Engineered Products segment, operating performance continued to be lower than the level we expect:
•	Results in the tungsten products business were lower than expected because of the slower than planned ramp up in the utilization of ore, thus forcing more scrap to be consumed during the quarter, which drove scrap material costs higher than expected. This inventory value will carry into the third quarter. We are now self-sufficient for our APT needs and have the capability of producing APT from ore and scrap. We expect to be back to target performance in the fourth quarter 2007.

•	The forged products business saw strong demand soften as anticipated from the transportation market, namely Class 8 trucks.

•	The wind energy market is driving further profitable growth in our castings business for the foreseeable future.

•	Demand remains robust in our titanium precision metal processing conversion services.

In conclusion, the first half 2007 has been the best in our history. First half 2007 earnings per share was $3.93. That is 60% higher than the first half 2006.
As we look ahead, we expect ATI’s overall performance in the second half 2007 to be at least as good as that achieved in the first half 2007, with fourth quarter earnings stronger than the third quarter.
We expect ATI’s third quarter earnings to reflect higher costs of approximately $0.07 to $0.09 per share associated with our scheduled normal summer major maintenance outages, and the recently adopted new accounting standard for these costs to be fully absorbed in the quarter in which they occur.
The second half outlook could be impacted by continued volatility in raw material costs...nickel needs to stabilize.
In summary, here are my takeaways:
•	Our key growth markets remain strong, and we are well positioned to benefit from these strong markets.

•	Our strategic capital projects are meeting their targeted schedules and are providing opportunities for further profitable growth across ATI.

•	Titanium and nickel alloy shipments under long-term agreements have grown and are expected to continue to grow with the robust aerospace build rate.

•	We expect revenue and operating profit growth in the High Performance Metals segment throughout the remainder of 2007, accelerating into 2008.

•	We also expect the key growth and profit drivers in our Flat-Rolled Products segment to remain strong, and we expect orders and shipments for stainless to improve once the price of nickel stabilizes.
Operator, may we have the first question, please.
Q&A Portion of Conference Call

PAT HASSEY:
Thank you for joining us today, and thank you for your continuing interest in ATI.
Dan Greenfield:
Thank you, Pat. And thanks to all the listeners for joining us this afternoon. As always, news releases may be obtained by email and are available on our website, www.alleghenytechnologies.com. Also a rebroadcast of this conference call is available on our website. That concludes our conference call.